Exhibit 99.1

PRESS RELEASE

THE CHEESECAKE FACTORY ANNOUNCES

NEW RESTAURANT OPENINGS

FOR IMMEDIATE RELEASE	CONTACT: JILL PETERS
(818) 871-3000

Calabasas Hills, CA — November 30, 2007 — The Cheesecake Factory Incorporated (Nasdaq: CAKE) today announced the opening of its 138th Cheesecake Factory restaurant at the Walt Whitman Mall in Huntington, New York on Long Island.  The restaurant opened on November 29, 2007, and contains approximately 10,200 square feet and 300 seats.

The Company also announced the opening of its 12th Grand Lux Cafe at the Park Meadows Mall in Littleton, Colorado, a suburb of Denver, also on November 29, 2007.  The restaurant contains approximately 11,500 square feet and 330 seats.

The openings mark the Company’s 18th and 19th respective new restaurants opened in fiscal 2007.

About The Cheesecake Factory Incorporated

The Cheesecake Factory Incorporated created the upscale casual dining segment in 1978 with the introduction of its namesake concept and continues to define it today with the two highest productivity concepts in the industry.  The Company operates 138 restaurants throughout the U.S. under The Cheesecake Factory® name with an extensive menu of more than 200 items and average annual unit sales of approximately $10.6 million.  Grand Lux Cafe®, the Company’s second concept, has 12 units in operation across the U.S. offering a broad menu of more than 150 items and average annual unit sales of approximately $12.6 million.  The Company also operates two bakery production facilities in Calabasas Hills, CA and Rocky Mount, NC that produce over 50 varieties of quality cheesecakes and other baked products.  Additionally, the Company operates one self-service, limited menu express foodservice operation and licenses two bakery cafe outlets to another foodservice operator.  For more information, please visit thecheesecakefactory.com.

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The Cheesecake Factory Incorporated

26901 Malibu Hills Road, Calabasas Hills, CA 91301 • Telephone (818) 871-3000 • Fax (818) 871-3100